EX‑35.4

(logo) Prudential	Prudential Asset Resources Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500, Dallas TX 75201 Tel 214 777-4500 A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Attn: Commercial Mtg Servicing

MAC D1086-120

550 South Tryon Street, 14th Floor

Charlotte, NC 28202

RE:        Wells Fargo Commercial Mortgage Trust 2014-LC18, Commercial Mortgage Pass-Through, Series 2014-LC18

Period:  December 1, 2014 to December 31, 2014 (the “Reporting Period”)

Annual Compliance Statement

I, Hal Collett, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of December 1, 2014 pertaining to the above-referenced certificates, that:

(i)    a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)    to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of March 16, 2015

/s/ Hal Collett

Hal Collett

President and Managing Director

Prudential Asset Resources, Inc.